EXHIBIT 99
Applied Industrial Technologies Reports Record
Fiscal 2008 Second Quarter Results

-	EPS of $0.52 on 8.2% sales gain
-	Raises fiscal year guidance
CLEVELAND, Ohio, January 23, 2008 – Applied Industrial Technologies (NYSE: AIT) today reported record second quarter sales and earnings. For its fiscal 2008 second quarter, ended December 31, 2007, net income rose 23.7% on a sales increase of 8.2%.
Net sales for the second quarter increased to $511,008,000 from $472,365,000 in the comparable period a year ago. Net income for the quarter increased to $22,967,000 or $0.52 per share compared to $18,568,000 or $0.42 per share last year.
For the six months ended December 31, 2007, sales increased 6.7% to $1,029,555,000 from $964,955,000 in the same period last year. Net income increased 19.5% to $47,424,000, or $1.08 per share versus $39,685,000, or $0.89 per share, last year.
Commenting on the Company’s performance, Applied Chairman & Chief Executive Officer David L. Pugh said, “We are pleased with the growth that we saw for the quarter and for the first half of our fiscal year. Our continued focus on managing operating fundamentals allowed us to post strong earnings and to continue our trend of double-digit EPS increases. In particular, our operating margin showed continued strength from our efforts to control costs and to better manage our assets.
“During the quarter, we saw business conditions that were mixed. Our sales to customers in housing-related industries continued to be impacted by the housing downturn. Sales to other industries such as metal mining and food production were very strong.
“Several economic indices we follow point to a slowing economy, and as a result, we expect the second half to be more challenging with regard to sales growth. However, we are increasing our annual earnings guidance based on the strength of our first-half performance, the full-year effect of our second quarter share repurchases, and the benefits from continued operational efficiencies. For fiscal 2008, we now expect earnings per share to be in the range of $2.10 to $2.25 on sales of $2.10 billion to $2.18 billion.”
During the quarter, the Company purchased 710,000 shares of its common stock in open market transactions for $21.0 million. At December 31, 2007, the Company had remaining authorization to purchase 790,000 additional shares.

Applied will host its second quarter conference call for investors and analysts at 4 p.m. ET today (Wednesday, January 23). The call will be conducted by Chairman & CEO Dave Pugh, President & COO Ben Mondics and Vice President & CFO Mark Eisele. To join the call, dial 1-888-596-2573 prior to the scheduled start. A live audio webcast can be accessed online at www.Applied.com. A replay of the teleconference will be available for two weeks by dialing 1-888-203-1112 (passcode 9142954).
With more than 445 facilities and 4,600 employee-associates across North America, Applied Industrial Technologies is an industrial distributor that offers more than 3 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. For its fiscal year ended June 30, 2007, Applied posted sales of $2.0 billion. Applied can be visited on the Internet at http://www.applied.com.
This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are often identified by qualifiers such as “point to,” “guidance,” “expect” and similar expressions. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied’s most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise, except as required by law.
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For investor relations information contact Mark O. Eisele, Vice President – Chief Financial Officer, at 216-426-4417. For corporate information, contact Richard C. Shaw, Vice President – Communications, at 216-426-4343.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Amounts in Thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net Sales	$511,008	$472,365	$1,029,555	$964,955
Cost of sales	371,517	342,214	748,008	699,670

	139,491	130,151	281,547	265,285
Selling, distribution and administrative, including depreciation	102,223	101,222	205,063	202,979

Operating Income	37,268	28,929	76,484	62,306
Interest expense, net	1	610	275	1,257
Other expense (income), net	161	(720)	391	(789)

Income Before Income Taxes	37,106	29,039	75,818	61,838
Income Tax Expense	14,139	10,471	28,394	22,153

Net Income	$22,967	$18,568	$47,424	$39,685

Net Income Per Share — Basic	$0.53	$0.43	$1.10	$0.91

Net Income Per Share — Diluted	$0.52	$0.42	$1.08	$0.89

Average Shares Outstanding — Basic	43,143	43,684	43,163	43,811

Average Shares Outstanding — Diluted	43,949	44,630	43,995	44,733

     NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(1) Cost of sales for interim financial statements is computed using estimated gross profit percentages which are adjusted throughout the year based upon available information. Adjustments to actual cost are primarily made based on periodic physical inventories and the effect of year-end inventory quantities on LIFO costs.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)

	December 31,	June 30,
	2007	2007

Assets
Cash and cash equivalents	$79,995	$119,665
Accounts receivable, net of allowances of $6,487 and $6,134	221,029	248,698
Inventories	229,673	199,886
Other current assets	28,504	32,284

Total current assets	559,201	600,533
Property — net	65,857	67,788
Goodwill	60,458	57,550
Other assets	58,751	51,498

Total Assets	$744,267	$777,369

Liabilities
Accounts payable	$95,264	$97,166
Long-term debt payable within one year	—	50,395
Other accrued liabilities	75,847	87,449

Total current liabilities	171,111	235,010
Long-term debt	25,000	25,000
Other liabilities	74,559	66,376

Total Liabilities	270,670	326,386

Shareholders’ Equity	473,597	450,983

Total Liabilities and Shareholders’ Equity	$744,267	$777,369

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Amounts in Thousands)

	Six Months Ended December 31,
	2007	2006

Cash Flows from Operating Activities
Net income	$47,424	$39,685
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	6,079	6,607
Share-based compensation and amortization of intangible assets	2,537	2,606
Gain on sale of property	(1,095)	(246)
Treasury shares contributed to employee benefit and deferred compensation plans	541	1,530
Changes in operating assets and liabilities, net of acquisitions	(5,233)	(46,425)
Other,net	438	132

Net Cash provided by Operating Activities	50,691	3,889

Cash Flows from Investing Activities
Property purchases	(3,749)	(5,357)
Proceeds from property sales	1,613	394
Net cash paid for acquisition of business	(9,674)
Other	(78)	(1,526)

Net Cash used in Investing Activities	(11,888)	(6,489)

Cash Flows from Financing Activities
Long-term debt repayments	(50,000)
Purchase of treasury shares	(21,019)	(12,409)
Dividends paid	(12,978)	(10,555)
Excess tax benefits from share-based compensation	2,608	2,130
Exercise of stock options	1,099	1,950

Net Cash used in Financing Activities	(80,290)	(18,884)

Effect of Exchange Rate Changes on Cash	1,817	(534)

Decrease in cash and cash equivalents	(39,670)	(22,018)
Cash and cash equivalents at beginning of period	119,665	106,428

Cash and Cash Equivalents at End of Period	$79,995	$84,410